Exhibit 10.1

TABLE OF CONTENTS

ASSISTANCE AGREEMENT MODIFICATION 001*

INTELLECTUAL PROPERTY PROVISIONS*

STATEMENT OF PROJECT OBJECTIVES*

REPORTING REQUIREMENTS*

ASSISTANCE AGREEMENT

TOC

INTELLECTUAL PROPERTY PROVISIONS

  TOC

STATEMENT OF PROJECT OBJECTIVES

  TOC

REPORTING REQUIREMENTS

  TOC

ASSISTANCE AGREEMENT

1. Award No.	2. Modification No.	3. Effective Date	4. CFDA No.
DE-EE0002407	001	05/12/2010	81.086

5. Awarded To	6. Sponsoring Office	7. Period of Performance
UQM TECHNOLOGIES, INC. Attn: RONALD BURTON 7501 MILLER DRIVE PO BOX 439 FREDERICK CO 805045573	U.S. DOE/NETL Morgantown Campus 3610 Collins Ferry Road PO Box 880 Morgantown WV 26507-0880	01/13/2010 through 01/12/2013

8. Type of Agreement	9. Authority	10. Purchase Request or Funding Document No.
☒ Grant ☐ Cooperative Agreement ☐ Other	31 USC 6304 - See also Page 2 10 USC 2358	

11. Remittance Address	12. Total Amount	13. Funds Obligated
UQM TECHNOLOGIES, INC. Attn: RONALD BURTON 7501 MILLER DRIVE PO BOX 439 FREDERICK CO 805045573	Govt. Share: $45,145,534.00 Cost Share : $45,145,534.00 Total : $90,291,068.00	This action: $0.00 Total : $45,145,534.00

14. Principal Investigator	15. Program Manager	16. Administrator
Luke Bokas (303) 215-3483	RONDLE E. HARP Phone: 304-285-5436	U.S. DOE/NETL Morgantown Campus 3610 Collins Ferry Road PO Box 880 Morgantown WV 26507-0880

17. Submit Payment Requests To	18. Paying Office	19. Submit Reports To
OR for NETL (Morgantown) U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4787 Oak Ridge TN 37831	OR for NETL (Morgantown) U.S. Department of Energy Oak Ridge Financial Service Center P.O. Box 4787 Oak Ridge TN 37831	See Attachment 3 Reporting Requirements Checklist

20. Accounting and Appropriation Data
See Schedule

21. Research Title and/or Description of Project
RECOVERY ACT - HIGH OUTPUT PROPULSION MANUFACTURING

For the Recipient		For the United States of America	
22. Signature of Person Authorized to Sign		25. Signature of Grants/Agreements Officer Signature on File	
23. Name and Title	24. Date Signed	26. Name of Officer Keith L. Carrington	27. Date Signed 05/12/2010

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED DE-EE0002407/001	PAGE 2 OF 3

NAME OF OFFEROR OR CONTRACTOR
UQM TECHNOLOGIES, INC.

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)
	DUNS Number: 045406626 DOE Award Administrator: Jodi Collins / jodi.collins@netl.doe.gov / (304) 285-1390 Recipient Business Point of Contact: Donald French / dfrench@uqm.com / 303-278-2002 Block 9. Authority: PL 95-91 DOE Organization Act, PL 111-5 American Recovery and Reinvestment Act of 2009 and PL 109-58 Energy Policy Act 2005 Budget and Project Period: 01/13/2010 - 01/12/2013 ASAP: NO Extent Competed: COMPETED Davis-Bacon Act: YES				

JULY 2004

The purpose of this amendment is to 1) amend the CONDITIONS ON AWARD article; 2) amend Attachment 1; 3) amend Attachment 2; and 4) amend Attachment 3. Accordingly, the following change is hereby made to the subject award:

1. The text under **CONDITIONS ON AWARD,** Paragraph c. Total Estimated Cost of Project, is deleted in its entirety and replaced with the following text:

   "The estimated cost of the award is based on the Recipient's application dated May 19, 2009. The estimated cost is subject to definitization within **one-hundred sixty-five (165)** days of the award date. DOE and Recipient agree that the estimate may be adjusted based on the results of the accounting system review and other matters affecting the estimate that are identified during the definitization period. If the parties cannot mutually agree to a final estimated project cost, either party may declare the award terminated by mutual agreement of the parties upon written notice to the other party."

2. Attachment 1 is hereby deleted in its entirety and replaced with the revised Attachment 1 attached to this amendment. The modified language is shown using the track changes feature.

3. Attachment 2 is hereby deleted in its entirety and replaced with the revised Attachment 2 attached to this amendment. The modified language is shown using the track changes feature.

4. Attachment 3 is hereby deleted in its entirety and replaced with the revised Attachment 3 attached to this amendment. The modified language is shown using the track changes feature.

5. Except as provided herein, all terms and conditions of the award shall remain unchanged and in full force and effect.

End of Amendment 001

GDSB-1003
Intellectual Property Provisions (GDSB-1003)
Grant - Special Data Statute
Research, Development, or Demonstration
Domestic Small Businesses

01.	10 CFR 600.325 Appendix A	Rights in Data - Programs Covered Under Special Data Statues (OCT 2003)
02	10 CFR 600.325 Appendix A	Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)
03.	FAR 52.227-23	Rights to Proposal Data (Technical) (JUN 1987)

NOTE: In reading these provisions, any reference to “contractor” shall mean “recipient,” and any reference to “contract” or “subcontract” shall mean “award” or “subaward.”

01. 10 CFR 600.325 Appendix A, Rights in Data - Programs Covered Under Special Data Statutes (OCT 2003)

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in--

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and (iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to--

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may establish, without the prior approval of the Contracting Officer, claim to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by

the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient--

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices.

(g) Rights to Protected Data

(1) The Recipient may, with the concurrence of DOE, claim and mark as protected data, any data first produced in the performance of this award that would have been treated as a trade secret if developed at private expense. Any such claimed "protected data" will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE

These protected data were produced under agreement no. DE-EE0002407 with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government until 5 years from the date the data was generated, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have

unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice).

(2) Any such marked Protected Data may be disclosed under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the "Protected Data" be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the Government's program

(3) The obligations of confidentiality and restrictions on publication and dissemination shall end for any Protected Data.

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional nonprotected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

List of nonprotected data: "Information as defined in the Reporting Requirements Checklist, specifically, within the Final Progress Report."

(5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 3 years after acceptance of all items to be delivered under this agreement, order any data first produced or specifically used in the performance of this agreement. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause.

When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

The following data will not be subject to being ordered under the Rights in Data - Programs Covered under Special Data Statutes (OCT 2003), paragraph (j) Additional Data Requirements:

- Detailed data related to proprietary or competition sensitive manufacturing line designs, manufacturing equipment design or fabrication techniques, manufacturing processes, and end item design or fabrication techniques.

(i) DOE shall be permitted to call for the **delivery** of the data listed in (i) above only in the following circumstances:

(1) To defend litigation brought against the government, including patent infringement, environmental and tort claims;

(2) To pursue litigation brought by the government against Grantee or one of Grantee's team members or subcontractors growing out of work performed under this Grant;

(3) In the event the Government requires the information for investigations of fraud, mischarging, or similar charges against Recipient or one of its team members or subcontractors; or

(4) In the event of a catastrophic occurrence at the facility such as an explosion, accident or hazardous material release, where the Government requires the information to conduct an analysis of the occurrence;

(ii) DOE shall have the right to **inspect** the data listed in (i) above at any time.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

02. 10 CFR 600.325 Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations) (OCT 2003)

(a) Definitions

Invention means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a State nonprofit organization statute.

Practical application means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

Small business firm means a small business concern as defined at section 2 of Public Law 85-536 (16 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3 through 121.8 and 13 CFR 121.3 through 121.12, respectively, will be used.

Subject invention means any invention of the Recipient conceived or first actually reduced to practice in the performance of work under this award, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d) must also occur during the period of award performance.

(b) Allocation of Principal Rights

The Recipient may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this Patent Rights clause and 35 U.S.C. 203. With respect to any subject invention in which the Recipient retains title, the Federal Government shall have a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the U.S. the subject invention throughout the world.

(c) Invention Disclosure, Election of Title and Filing of Patent Applications by Recipient

(1) The Recipient will disclose each subject invention to DOE within two months after the inventor discloses it in writing to Recipient personnel responsible for the administration of patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the award under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Recipient will promptly notify DOE of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Recipient.

(2) The Recipient will elect in writing whether or not to retain title to any such invention by notifying DOE within two years of disclosure to DOE. However, in any case where publication, on sale, or public use has initiated the one-year statutory period wherein valid patent protection can still be obtained in the U.S., the period for election of title may be shortened by the agency to a date that is no more than 60 days prior to the end of the statutory period.

(3) The Recipient will file its initial patent application on an invention to which it elects to retain title within one year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the U.S. after a publication, on sale, or public use. The Recipient will file patent applications in additional countries or international patent offices within either ten months of the corresponding initial patent application, or six months from the date when permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications when such filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to DOE, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of DOE, be granted.

(d) Conditions When the Government May Obtain Title

The Recipient will convey to DOE, upon written request, title to any subject invention:

(1) If the Recipient fails to disclose or elect the subject invention within the times specified in paragraph (c) of this patent rights clause, or elects not to retain title; provided that DOE may only request

title within 60 days after learning of the failure of the Recipient to disclose or elect within the specified times;

(2) In those countries in which the Recipient fails to file patent applications within the times specified in paragraph (c) of this Patent Rights clause; provided, however, that if the Recipient has filed a patent application in a country after the times specified in paragraph (c) of this Patent Rights clause, but prior to its receipt of the written request of DOE, the Recipient shall continue to retain title in that country; or

(3) In any country in which the Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum Rights to Recipient and Protection of the Recipient Right To File

(1) The Recipient will retain a non-exclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Recipient fails to disclose the subject invention within the times specified in paragraph (c) of this Patent Rights clause. The Recipient's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Recipient is a party and includes the right to grant sublicenses of the same scope of the extent the Recipient was legally obligated to do so at the time the award was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Recipient's business to which the invention pertains.

(2) The Recipient's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR part 404 and the agency's licensing regulation, if any. This license will not be revoked in that field of use or the geographical areas in which the Recipient has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at discretion of the funding Federal agency to the extent the Recipient, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, the funding Federal agency will furnish the Recipient a written notice of its intention to revoke or modify the license, and the Recipient will be allowed thirty days (or such other time as may be authorized by DOE for good cause shown by the Recipient) after the notice to show cause why the license should not be revoked or modified. The Recipient has the right to appeal, in accordance with applicable regulations in 37 CFR part 404 and the agency's licensing regulations, if any, concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Recipient Action To Protect Government's Interest

(1) The Recipient agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) Establish or confirm the rights the Government has throughout the world in those subject inventions for which the Recipient retains title; and

(ii) Convey title to DOE when requested under paragraph (d) of this Patent Rights clause, and to enable the government to obtain patent protection throughout the world in that subject invention.

(2) The Recipient agrees to require, by written agreement, its employees, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Recipient each subject invention made under this award in order that the Recipient can comply with the disclosure provisions of paragraph (c) of this Patent Rights clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. The disclosure format should require, as a minimum, the information requested by paragraph (c)(1) of this Patent Rights clause. The Recipient shall instruct such employees through the employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3) The Recipient will notify DOE of any decision not to continue prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4) The Recipient agrees to include, within the specification of any U.S. patent application and any patent issuing thereon covering a subject invention, the following statement: ``This invention was made with Government support under (identify the award) awarded by (identify DOE). The Government has certain rights in this invention."

(g) Subaward/Contract

(1) The Recipient will include this Patent Rights clause, suitably modified to identify the parties, in all subawards/contracts, regardless of tier, for experimental, developmental or research work to be performed by a small business firm or nonprofit organization. The subrecipient/contractor will retain all rights provided for the Recipient in this Patent Rights clause, and the Recipient will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractors' subject inventions.

(2) The Recipient will include in all other subawards/contracts, regardless of tier, for experimental, developmental or research work, the patent rights clause required by 10 CFR 600.325(c).

(3) In the case of subawards/contracts at any tier, DOE, the Recipient, and the subrecipient/contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subrecipient/contractor and DOE with respect to those matters covered by the clause.

(h) Reporting on Utilization of Subject Inventions

The Recipient agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Recipient and such other data and information as DOE may reasonably specify. The Recipient also agrees to provide additional reports in connection with any march-in proceeding undertaken by DOE in accordance with paragraph (j) of this Patent Rights clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without the permission of the Recipient.

(i) Preference for United States Industry.

Notwithstanding any other provision of this Patent Rights clause, the Recipient agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the U.S. unless such person agrees that any products embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the U.S. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Recipient or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the U.S. or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in-Rights

The Recipient agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with procedures at 37 CFR 401.6 and any supplemental regulations of the Agency to require the Recipient, an assignee or exclusive licensee of a subject invention to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances and if the Recipient, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that:

(1) Such action is necessary because the Recipient or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Recipient, assignee, or their licensees;

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Recipient, assignee, or licensee; or

(4) Such action is necessary because the agreement required by paragraph (i) of this Patent Rights clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the U.S. is in breach of such agreement.

(k) Special Provisions for Awards With Nonprofit Organizations

If the Recipient is a nonprofit organization, it agrees that:

(1) Rights to a subject invention in the U.S. may not be assigned without the approval of DOE, except where such assignment is made to an organization which has as one of its primary functions the management of inventions, provided that such assignee will be subject to the same provisions as the Recipient;

(2) The Recipient will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

(3) The balance of any royalties or income earned by the Recipient with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions, will be utilized for the support of scientific or engineering research or education; and

(4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms and that it will give preference to a small business firm if the Recipient determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided that the Recipient is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the Recipient. However, the Recipient agrees that the Secretary of Commerce may review the Recipient's licensing program and decisions regarding small business applicants, and the Recipient will negotiate changes to its licensing policies, procedures or practices with the Secretary when the Secretary's review discloses that the Recipient could take reasonable steps to implement more effectively the requirements of this paragraph (k)(4).

(l) Communications

All communications required by this Patent Rights clause should be sent to the DOE Patent Counsel address listed in the Award Document.

(m) Electronic Filing

Unless otherwise Specified in the award, the information identified in paragraphs (f)(2) and (f)(3) may be electronically filed.

03. FAR 52.227-23 Rights to Proposal Data (Technical) (JUN 1987)

Except for data contained on pages none, it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the "Rights in Data--General" clause contained in this contract) in and to the technical data contained in the proposal dated May 19, 2009 upon which this contract is based.

Statement of Project Objectives
High Output Propulsion Manufacturing
Agreement Number DE-EE0002407

OBJECTIVES

The project will take a prototype propulsion system into a volume-manufacturing environment. The current propulsion and generator systems are supplied to six established vehicle Original Equipment Manufacturers (OEM) and eight emerging OEMs within the passenger vehicle industry.

This project has a series of goals to accomplish this objective, including the following top level goals;

- Focus on two key products:

  1) a propulsion/generator system for plug-in hybrid passenger vehicles; and

  2) a power assist motor/generator system for parallel hybrid trucks and buses.

  Both of these products will include the drive power electronics and digital signal processor (DSP) controller.

- Complete initial production design and product release activities, including Design for Manufacturing and Assembly (DFMA), Design Failure Modes and Effects Analysis (DFMEA), and Process Failure Modes and Effects Analysis (PFMEA).
- Setup manufacturing facility to reach production volumes of 24,000 per year, a total volume that matches current customer expectations.
- Invest in the equipment and tooling required to reach the facility production volumes.
- Build Design Validation (DV) parts from production tooling and equipment in the new manufacturing facility.
- Perform DV Testing by following the Society of Automotive Engineers (SAE) standards for on-road vehicles.
- Make any design adjustments (if required) and finalize the designs based on DV Testing results.
- Complete the automotive supply chain Production Part Approval Process (PPAP) to release the systems into a production environment. PPAP parts will be supplied to the key customers as well as to the Department of Energy (up to 10 systems).

SCOPE OF WORK

This project will focus on two propulsion systems, both of which include the drive electronics and electric motor/generator (not including the gearbox or transmission). The first system is for mid-sized passenger vehicles, rated at approximately 150 horsepower, which operates within a speed range that creates a second use for the system as the generator for plug-in hybrid vehicles. The second system is for larger commercial trucks and buses, operating as a parallel hybrid power assist motor/generator.

The first key activities that will occur and run in parallel are the product release and facility planning tasks. Product release will follow the Advanced Product Quality Planning (APQP) process, a series of steps established for Tier 1 suppliers that leads to production launch. Facility planning will begin by finalizing the location. Facility planning will be followed by structure design and fabrication, equipment procurement, tooling investments, Design Validation (DV) units, and final units that conform to the Production Part Approval Process (PPAP).

TASKS TO BE PERFORMED

Task 1.0 - Project Management, Planning, and Reporting

The recipient will utilize Earned Value Management System (EVMS) to monitor cost and schedule performance as well as industry accepted milestone tracking software to track each task and named milestone vs. schedule. Quarterly reports will be delivered as required throughout the project.

Subtask 1.0.1 - Maintain Project Management Plan. The Recipient shall maintain the Project Management Plan (PMP). The PMP shall be current at all technical and budgetary decision points if any. This shall be submitted 60 days after award and subsequent submissions shall be made on a semi-annual basis.

Subtask 1.0.2 - Reporting and Briefings. The Recipient shall prepare briefings and submit progress, financial, technical, and administrative reports in accordance with Sections D and E.

Subtask 1.0.3 - Assign Project Manager. The Recipient shall assign a Project Manager for this project. The Project Manager shall be an experienced manufacturing manager who has years of experience managing production lines.

Task 2.0 - Facility and Equipment Selection and Investments

The recipient shall select an existing facility to house the new manufacturing facility. This facility shall be large enough to handle all aspects of the proposed project.

Subtask 2.1 - Begin Facility Planning. Facility planning shall be an ongoing process that is largely dependent on the customer's timelines and build rates. Once the selection of the facility is finalized the layout and space utilization shall be developed. The recipient shall work with an architectural and construction company that specializes in both refurbishing the facility and developing the space.

2.1.1 Facility Equipment Layout (Process map, workflow, material flow, dock layout). Development of the manufacturing space and equipment layout has already begun for an automotive propulsion project, but will be ongoing as this project ramps up. Starting with only a few pieces of equipment through the development stages and growing into a fully dedicated line capable of manufacturing 24,000 units a year.

2.1.2 Building Preparations. The facility that has been selected was used for large scale manufacturing of electronic components in the past and therefore requires only a few major modifications. The recipient will work with a company that specializes in both architecture and construction to help facilitate this process. The recipient will begin preparations as soon as the recipient takes possession of the facility.

2.1.3 Contract Bidding and Award for Building Repair and Retrofit. The Recipient shall bid and award a subcontract for building repair and retro fit. The award shall be made shortly after the Recipient takes possession of the building.

2.1.4 Site Approval and Permits. The recipient shall acquire all required site and facility construction and/or building permits.

Subtask 2.2 - Begin Facility Preparations

2.2.1 Building Refurbished. The required repairs are mostly cosmetic and can therefore be altered to accommodate time and cost considerations. The recipient will have this work quoted out and will begin construction almost immediately.

2.2.2 Clean Rooms, Labs and Dyno Area Design. The recipient will develop the layouts for the new facility.

2.2.3 Clean Rooms, Labs and Dyno Area Built. Once the layout is finalized the recipient will use free standing prefabricated enclosures as the clean rooms and labs. These will provide the environmental

control that is needed while also maintaining flexibility. The recipient will start the bidding process as soon as the layout is finalized.

Subtask 2.3 - Order Production Tooling

2.3.1 Bidding. The recipient shall bid out the tooling beginning to end, fast tracking the lead times.

2.3.2 Award and Order. The recipient shall award and order the production tooling.

2.3.3 Receive and Install. The Recipient or the Recipient's vendor shall receive and install production tooling ordered in subtask 2.3.2. Much of the production tooling will be installed at the facility of the vendor that is supplying the production part and therefore will not be installed within the recipient's facility. The receiving and installation of tooling that is required for the Recipient's processes will vary based on individual lead times.

Subtask 2.4 - Order Production Gages and Test Equipment

2.4.1 Bidding. Once the product design is finalized for the Recipient's OEM customer(s), the process of bidding out production gages and test equipment shall begin. The Recipient's existing quality control lab shall be expanded as the production line is developed, and more extensive end of line testing is required to accommodate the larger production volumes. Bidding shall be started as soon as possible for the longer lead time end of line gauging systems and test equipment,

2.4.2 Award and Order. The recipient shall award and order the production gages as the production equipment is put into place and the process is defined. This shall include inline go/no-go gages and electronic resistance and hi-pot testing. The longer lead time end of line testers shall be ordered as soon as a satisfactory quote is received.

2.4.3 Receive and Install. The Recipient shall receive and install gages and testing equipment ordered in subtask 2.4.2. The end of line testers require set up and calibration, which requires support from the supplier.

Subtask 2.5 - Order Production Equipment

2.5.1 Bidding. The Recipient shall bid out key pieces of equipment with long lead times as soon as possible. The additional equipment shall be ordered as needed.

2.5.2 Award and Order. The Recipient shall have all large pieces ordered as quickly as possible along with the beginning of the off-the-shelf production support equipment that have a minimal lead time. This includes hoists, worktables, safety equipment, several forms of product racking and various hand tools. The Recipient shall use their limited supply of much of this equipment to allow ramp up of production as the new equipment is ordered.

2.5.3 Receive and Install. The Recipient shall set up equipment as soon as practical after taking possession of the new facility without affecting current production. The equipment to be ordered has varying lead-times and shall be installed throughout the ramp up process.

Task 3.0 – Advanced Product Quality Planning & Control Plan

The Recipient shall follow the APQP procedures developed by the team comprised of representatives from Chrysler, Ford, and General Motors. The APQP procedures were created to direct suppliers to successfully produce or develop a product that will satisfy the customer. The procedures are available through the Automotive Industry Action Group (AIAG).

Subtask 3.1 - Plan and Define the Program. The Recipient shall plan and define current OEM programs. The Recipient shall complete a detailed time line outlining the development and testing processes.

Subtask 3.2 - Product Design and Development. The Recipient shall start product design and development shortly after award. The Recipient shall continue developing the system through process FEMAs allowing further improvements to the durability and cost. This will be an ongoing process and the Recipient shall work to continuously improve the product through feedback from customers.

Subtask 3.3 - Process Design and Development. The Recipient shall develop the process design in the early stages as the products are being defined. Designing the product for manufacturability and built-in error proofing will ensure that it will be consistently built as a quality product.

Subtask 3.4 - Product and Process Validation. The product and process validation shall be conducted in partnership with customer(s). The Recipient shall do testing on a system while the customer(s) does testing on a vehicle level. This will speed up the process in bringing the final product to market.

Task 4.0 – Supply Customers and DOE with Production Systems

The Recipient shall provide systems that have been produced at rate from production tooling capable of consistently meeting customer requirements, otherwise known as the Production Part Approval Process, PPAP.

DELIVERABLES

The recipient will deliver all periodic and final reports in accordance with the Federal Assistance Reporting Checklist and the instructions accompanying the checklist.

The recipient shall provide annual summary progress reports within 30 days of the anniversary date of the award. These reports shall be a compilation of the four preceding quarters documenting annual progress and milestone accomplishments.

The Recipient shall prepare a Project Management Plan designed to achieve the project objectives, covering the entire Project Period. The Project Management Plan shall include a task structure and supporting narrative that concisely addresses the overall project as set forth in the agreement. In addition, the Project Management Plan shall provide a concise summary of the technical objectives and technical approach for each Task and include a detailed plan for reporting on the key activities and/or tasks. The Project Management Plan shall provide a detailed schedule, with major milestones and any GO/NO decision points, and for each task, planned expenditures. The criteria upon which GO/NO decisions are based shall be included. Additionally, the quarterly progress relative to the earned value management process (CPI/SPI, etc) will be tracked and reported as part of the Project Management Plan.

The Recipient shall prepare a Risk Management and Mitigation Plan designed to identify key technical and schedule risk items and outline mitigation strategies to minimize project impacts. If a suitable Failure Modes and Effects Analysis (FMEA) or Risk Management Plan has been developed for internal use by the Recipient, this is acceptable for use in this award.

In addition, the recipient will provide the following deliverables:

- In person kickoff meeting to layout detailed milestones and objectives for each Task.
- A brief summary report for inclusion in DOE annual program progress report (due by Sept 30th each year of program).
- Cost estimates of components or systems manufactured in the completed manufacturing facility
- Analysis of final project production capacity
- Plan for recycling materials that are discarded as a result of the manufacturing process
- Delivery to the DOE of up to 5 components or systems manufactured at the completed manufacturing facility from low rate initial production for validation purposes
- Development and validation test plan for components or systems to meet OEM specifications
- Component or system performance and reliability tests and associated test report

Deleted: 10

Performance Test Procedure

Non-Destructive Performance testing will be conducted on the deliverable materials, cells, modules or full battery systems (manufacturing end item) to validate performance. Test procedures will be jointly developed by the DOE and the end item manufacturer. Participation by DOE test agencies in test planning and execution will be addressed by a Non Disclosure Agreement (NDA) between the test agency and the end item manufacturer. Test procedures will incorporate specifications and limits supplied by the manufacturer for the specific technology such as voltage and current limits, state of charge, charging, and temperature recommendations, number of test sequences, or other relevant test conditions as appropriate. The test plan will describe laboratory control systems used to protect against end item failures due to testing anomalies, such as overcharge, short circuit, temperature excursions, etc as well as personal safety and health considerations associated with handling end items. The results of the DOE laboratory (INL) testing will be documented in a Publicly Releasable Summary Test Report that validates performance of the deliverables relative to the end item performance targets as well as the technology deployment impact relative to DOE strategic goals. The Summary Test Report will be approved by, and delivered to, the DOE (Vehicle Technologies) and end item manufacturer. Test materials, cells, modules, full battery systems (manufacturing end item), or special test equipment supplied by the end item manufacturer for the purposes of the test will be returned at the conclusion of testing.

E. PRESENTATIONS AND BREIFINGS

The Recipient shall prepare detailed quarterly progress briefings for presentation to the DOE Project Officer at an NETL site, the Recipient's site, or at a different location as mutually agreed upon by the Recipient and the Project Officer. The briefings shall be given by the Recipient to explain the plans, progress, and results of the project effort. The first briefing, designated as the kickoff meeting, shall be presented within 30 days after the agreement award. The final briefing shall be presented at least 30 days prior to the award is due to expire. These briefings shall be made at one of the DOE/NETL locations (Washington DC / Pittsburgh, PA / Morgantown, WV) or at one of the project team sites, as appropriate.

In addition, papers shall be developed and delivered as appropriate at technical exchange meetings, which may be organized by DOE.

The following briefings are currently planned:

1) In person kickoff meeting will be held within 30 days of award receipt. This meeting will layout detailed milestones and objectives for each phase.
2) Briefing to review results of year 1 efforts to include both accomplishments and performance to budget and schedule.
3) Briefing to review results of year 2 efforts to include both accomplishments and performance to budget and schedule.
4) In person briefing to review results of year 3 efforts and final project results to include both accomplishments and performance to budget and schedule.
5) In person presentations as requested to support annual DOE Program Merit Review meetings.

DOE F 4600.2
(05/09)
All Other Editions Are Obsolete

ATTACHMENT 3

U.S. Department of Energy
FEDERAL ASSISTANCE REPORTING CHECKLIST AND INSTRUCTIONS

1. Identification Number: DE-EE0002704	2. Program/Project Title: "Recovery Act - High Output Propulsion Manufacturing"		
3. Recipient: UQM Technologies, Inc.			
4. Reporting Requirements:	Frequency	No. of Copies	Addressees
A. MANAGEMENT REPORTING ☒ Progress Report ☒ Special Status Report	 Q,F* A	**Upload only 1 copy to the address in the next column at the interval specified in the previous column.**	https://www.eere-pmc.energy.gov/SubmitReports.aspx
B. SCIENTIFIC/TECHNICAL REPORTING (Reports/Products must be submitted with appropriate DOE F 241. The 241 forms are available at www.osti.gov/elink) Report/Product — Form ☐ Final Scientific/Technical Report — DOE F 241.3 ☐ Conference papers/proceedings* — DOE F 241.3 ☐ Software/Manual — DOE F 241.4 ☐ Other (see Special Instructions) — DOE F 241.3 ** Scientific and technical conferences only*			http://www.osti.gov/elink-2413 http://www.osti.gov/elink-2413 http://www.osti.gov/estsc/241-4pre.jsp
C. FINANCIAL REPORTING ☒ SF-425, Federal Financial Report	Q, F		https://www.eere-pmc.energy.gov/SubmitReports.aspx
D. CLOSEOUT REPORTING ☒ Patent Certification ☒ Property Certification ☐ Other (see Special Instructions)	F F		https://www.eere-pmc.energy.gov/SubmitReports.aspx
E. OTHER REPORTING ☒ Annual Indirect Cost Proposal ☒ Annual Inventory Report of Federally Owned Property, if any ☒ Other	A A A**		https://www.eere-pmc.energy.gov/SubmitReports.aspx
F. AMERICAN RECOVERY AND REINVESTMENT ACT REPORTING ☒ Reporting and Registration Requirements	D		http://www.federalreporting.gov

FREQUENCY CODES AND DUE DATES:

A - Within 5 calendar days after events or as specified.
F - Final; 90 calendar days after expiration or termination of the award.
Y - Yearly; 90 days after the end of the reporting period.
S - Semiannually; within 30 days after end of reporting period.
Q - Quarterly; within 30 days after end of the reporting period.
D - Quarterly; within 10 days after end of the reporting period.

5. Special Instructions: Forms are available at https://www.eere-pmc.energy.gov/forms.aspx.

*The Recipient shall submit a Final Progress Report which shall document and summarize all work performed during the award period in a comprehensive manner. This report shall not merely be a compilation of information contained in previously submitted quarterly reports, but shall present that information in an integrated fashion. It must contain an estimate of total production capacity for the facility(ies) funded by this award, including production capacity of any material or component sub-awards.

** Other reports as specified in the Deliverables section of the SOPO.

Deleted: It shall also present the final production cost estimates of end products manufactured in the completed manufacturing facility, the unit test plan based on at least one OEM specification, as well as unit performance and abuse test results.¶

Federal Assistance Reporting Instructions (9/09)

A. MANAGEMENT REPORTING

Progress Report

The Progress Report must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1. The DOE award number and name of the recipient.

2. The project title and name of the project director/principal investigator.

3. Date of report and period covered by the report.

4. A comparison of the actual accomplishments with the goals and objectives established for the period and reasons why the established goals were not met.

5. A discussion of what was accomplished under these goals during this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements. This section should not contain any proprietary data or other information not subject to public release. If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

6. Cost Status. Show approved budget by budget period and actual costs incurred. If cost sharing is required break out by DOE share, recipient share, and total costs.

7. Schedule Status. List milestones, anticipated completion dates and actual completion dates. If you submitted a project management plan with your application, you must use this plan to report schedule and budget variance. You may use your own project management system to provide this information.

8. Any changes in approach or aims and reasons for change. Remember significant changes to the objectives and scope require prior approval by the contracting officer.

9. Actual or anticipated problems or delays and actions taken or planned to resolve them.

10. Any absence or changes of key personnel or changes in consortium/teaming arrangement.

11. A description of any product produced or technology transfer activities accomplished during this reporting period, such as:

A. Publications (list journal name, volume, issue); conference papers; or other public releases of results. Attach or send copies of public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page.

B. Web site or other Internet sites that reflect the results of this project.

C. Networks or collaborations fostered.

D. Technologies/Techniques.

E. Inventions/Patent Applications

F. Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

Special Status Report

The recipient must report the following events by e-mail as soon as possible after they occur:

1. Developments that have a significant favorable impact on the project.

2. Problems, delays, or adverse conditions which materially impair the recipient's ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

    a. Any single fatality or injuries requiring hospitalization of five or more individuals.

    b. Any significant environmental permit violation.

    c. Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

    d. Any incident which causes a significant process or hazard control system failure.

    e. Any event which is anticipated to cause a significant schedule slippage or cost increase.

    f. Any damage to Government-owned equipment in excess of $50,000.

    g. Any other incident that has the potential for high visibility in the media.

B. SCIENTIFIC/TECHNICAL REPORTS

Final Scientific/Technical Report

Content. The final scientific/technical report must include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1. Identify the DOE award number; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

2. Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data. Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports.

3. Provide an executive summary, which includes a discussion of 1) how the research adds to the understanding of the area investigated; 2) the technical effectiveness and economic feasibility of the methods or techniques investigated or demonstrated; or 3) how the project is otherwise of benefit to the public. The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

4. Provide a comparison of the actual accomplishments with the goals and objectives of the project.

5. Summarize project activities for the entire period of funding, including original hypotheses, approaches used, problems encountered and departure from planned methodology, and an assessment of their impact on the project results. Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

6. Identify products developed under the award and technology transfer activities, such as:

    a. Publications (list journal name, volume, issue), conference papers, or other public releases of results. If not provided previously, attach or send copies of any public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page;

    b. Web site or other Internet sites that reflect the results of this project;

    c. Networks or collaborations fostered;

    d. Technologies/Techniques;

    e. Inventions/Patent Applications, licensing agreements; and

    f. Other products, such as data or databases, physical collections, audio or

video, software or netware, models, educational aid or curricula, instruments or equipment.

7. For projects involving computer modeling, provide the following information with the final report:

    a. Model description, key assumptions, version, source and intended use;

    b. Performance criteria for the model related to the intended use;

    c. Test results to demonstrate the model performance criteria were met (e.g.,
    code verification/validation, sensitivity analyses, history matching with lab or field data, as appropriate);

    d. Theory behind the model, expressed in non-mathematical terms;

    e. Mathematics to be used, including formulas and calculation methods;

    f. Whether or not the theory and mathematical algorithms were peer reviewed,
    and, if so, include a summary of theoretical strengths and weaknesses;

    g. Hardware requirements; and

    h. Documentation (e.g., users guide, model code).

Electronic Submission. The final scientific/technical report must be submitted electronically-via the DOE Energy Link System (E-Link) accessed at http://www.osti.gov/elink-2413.

Electronic Format. Reports must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts. Materials, such as prints, videos, and books, that are essential to the report but cannot be submitted electronically, should be sent to the Contracting Officer at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form. The report must be accompanied by a completed electronic version of DOE Form 241.3, "U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI)." You can complete, upload, and submit the DOE F.241.3 online via E-Link. You are encouraged not to submit patentable material or protected data in these reports, but if there is such material or data in the report, you must: (1) clearly identify patentable or protected data on each page of the report; (2) identify such material on the cover of the report; and (3) mark the appropriate block in Section K of the DOE F 241.3. Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release. Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.

Conference Papers/Proceedings

Content: The recipient must submit a copy of any conference papers/proceedings, with the following information: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor.

Electronic Submission. Scientific/technical conference paper/proceedings must be submitted electronically-via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413. Non-scientific/technical conference papers/proceedings must be sent to the URL listed on the Reporting Checklist.

Electronic Format. Conference papers/proceedings must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts. If the proceedings cannot be submitted electronically, they should be sent to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form. Scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3. The form and instructions are available on E-Link at http://www.osti.gov/elink-2413. This form is not required for non-scientific or non-technical conference papers or proceedings.

Software/Manual

Content. Unless otherwise specified in the award, the following must be delivered: source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts.

Electronic Submission. Submissions may be submitted electronically-via the DOE Energy Link System (E-Link) at http://www.osti.gov/estsc/241-4pre.jsp. They may also be submitted via regular mail to:

Energy Science and Technology Software Center
P.O. Box 1020
Oak Ridge, TN 37831

Submittal Form. Each software deliverable and its manual must be accompanied by a completed DOE Form 241.4 "Announcement of U.S. Department of Energy Computer Software." The form and instructions are available on E-Link at http://www.osti.gov/estsc/241-4pre.jsp.

Protected Personally Identifiable Information (PII). Management Reports or Scientific/Technical Reports must not contain any *Protected* PII. PII is any information about an individual which can be used to distinguish or trace an individual's identity. Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc. This type of information is considered to be Public

PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials. In contrast, *Protected* PII is defined as an individual's first name or first initial and last name in combination with any one or more of types of information, including, but not limited to, social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother's maiden name, criminal, medical and financial records, educational transcripts, etc.

C. FINANCIAL REPORTING

Recipients must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions. A fillable version of the form is available at http://www.whitehouse.gov/omb/grants/grants_forms.aspx.

D. CLOSEOUT REPORTS

Final Invention and Patent Report

The recipient must provide a DOE Form 2050.11, "PATENT CERTIFICATION." This form is available at http://www.directives.doe.gov/pdfs/forms/2050-11.pdf and http://management.energy.gov/business_doe/business_forms.htm

Property Certification

The recipient must provide the Property Certification, including the required inventories of non-exempt property, located at http://www.management.energy.gov/documents/PropertyCertFINAL.doc

E. OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement. In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs.

Cognizant Agency. The recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs. If the DOE awarding office is the cognizant agency, submit the annual indirect cost proposal to the URL listed on the Reporting Checklist.

Annual Inventory of Federally Owned Property

Requirement. If at any time during the award the recipient is provided Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the recipient must submit an annual inventory of this property to